As filed with the Securities and Exchange Commission on May 13, 2013
Registration No. _______

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
__________________
FORM S–8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_______________
CROWN HOLDINGS, INC.
(Exact name of Registrant as specified in its charter)

Pennsylvania	One Crown Way Philadelphia, Pennsylvania 19154	75-3099507
(State of Incorporation)	(Address of principal executive offices) (Zip Code)	(I.R.S. Employer Identification No.)

CROWN HOLDINGS, INC.
2006 STOCK-BASED INCENTIVE COMPENSATION PLAN

CROWN HOLDINGS, INC.
2013 STOCK-BASED INCENTIVE COMPENSATION PLAN
(Full Title of the Plans)

William T. Gallagher, Esquire
Senior Vice President, Secretary and General Counsel
Crown Holdings, Inc.
One Crown Way
Philadelphia, Pennsylvania 19154
(Name and Address of Agent for Service)
(215) 698-5100
(Telephone Number, Including Area Code, of Agent for Service)

With a Copy to:
William G. Lawlor, Esquire Dechert LLP Cira Centre 2929 Arch Street Philadelphia, Pennsylvania 19104 (215) 994-4000

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [X]            Accelerated filer [ ]
Non-accelerated filer [ ]            Smaller reporting company [ ]
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share (5)	Proposed Maximum Aggregate Offering Price (5)	Amount Of Registration Fee
Common Stock, par value $5.00 per share
Outstanding Award Shares (1)(3)	2,520,247	n/a	n/a	n/a
Remaining Shares (2)(3)	1,169,698	n/a	n/a	n/a
Shares not previously registered (4)	5,000,000	$43.34	$216,700,000	$29,557.88
Total	8,689,945	n/a	n/a	$29,557.88
(1) The Outstanding Award Shares are shares of common stock of Crown Holdings, Inc. (the “Company”) that are subject to outstanding awards under the Company's 2006 Stock-Based Incentive Compensation Plan as of May 7, 2013 (the “Prior Plan”). On April 25, 2013, the Company's stockholders approved the adoption of the 2013 Stock-Based Incentive Compensation Plan (the “Plan”), which replaced and superseded the Prior Plan. Pursuant to Section 5.3 of the Plan, the Outstanding Award Shares will become available for issuance under the Plan if such awards under the Prior Plan are forfeited or otherwise terminate. The Outstanding Award Shares include shares of unvested restricted stock that were granted under the Prior Plan and shares subject to options that were granted under the Prior Plan.

(2) The Remaining Shares are shares of common stock of the Company that were previously registered by the Company and available for grant under the Prior Plan but were not subject to outstanding awards on May 7, 2013 and are now available for grant under the Plan pursuant to Section 5.1 of the Plan.

(3) The Outstanding Award Shares and the Remaining Shares are referred to as the “Carried Forward Shares.” The Carried Forward Shares were previously registered under a registration statement on Form S-8 filed on May 11, 2006 (File No. 333-134005) and the Company paid the required fee. Pursuant to Interpretation 89 under Section G of the Manual of Publicly Available Telephone Interpretations of the Division of Corporation Finance of the Securities and Exchange Commission (July 1997) and Instruction E to the General Instructions to Form S-8, the Company has carried forward the registration fee for the Carried Forward Shares. The Company has concurrently filed Post-Effective Amendment No. 1 to the registration statement on Form S-8 filed on May 11, 2006 (File No. 333-134005) deregistering the Carried Forward Shares under the Prior Plan.

(4) Represents 5,000,000 shares of common stock not previously registered and available for issuance under the Plan.

(5) Calculated solely for purposes of this offering under Rule 457(c) and (h) of the Securities Act of 1933 on the basis of the average of the high and low selling price per share of common stock of the Company on May 7, 2013, as reported by the New York Stock Exchange. Pursuant to Rule 416 of the Securities Act of 1933, this registration statement shall also cover any additional shares of common stock which become issuable under the Plan pursuant to this registration statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Company's outstanding shares of common stock.

PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

Information required in Part I of Form S-8 to be contained in a prospectus meeting the requirements of Section 10(a) of the Securities Act is not required to be filed with the Securities and Exchange Commission (the “Commission”) and is omitted from this Registration Statement in accordance with the explanatory note to Part I of Form S-8 and Rule 428 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.        Incorporation of Documents by Reference.

The following documents, as originally filed with the Commission by Crown Holdings, Inc. (the “Registrant”) are hereby incorporated herein by reference:

(a)The Registrant's annual report for the fiscal year ended December 31, 2012, filed on Form 10-K on March 1, 2013 and quarterly report for the fiscal quarter ended March 31, 2013 filed on Form 10-Q on April 30, 2013.

(b)All other reports filed by the Registrant pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) since December 31, 2012.

(c)The description of the Common Stock of the Registrant contained in Form 8-B filed with the Commission on May 2, 1989 (Registration No. 1-2227) by Crown Cork & Seal Company, Inc., a Pennsylvania corporation (the “Predecessor Registrant”), and with respect to the Registrant's Common Stock Purchase Rights, the description of the Common Stock Purchase Rights contained in the Predecessor Registrant's Form 8-A filed on August 10, 1995, including any amendment or report filed for the purpose of updating such descriptions, specifically including the report filed by the Registrant on Form 8-K filed with the Commission on February 26, 2003.

(d)All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement, which indicates that all securities offered by this Registration Statement have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement. Each document incorporated by reference into this Registration Statement shall be deemed to be a part of this Registration Statement from the date of the filing of such document with the Commission until the information contained therein is superseded or updated by any subsequently filed document which is incorporated by reference into this Registration Statement.

Item 4.     Description of Securities.

Not applicable.

Item 5.      Interests of Named Experts and Counsel.

Dechert LLP has given an opinion, which is filed as an exhibit to this Registration Statement, regarding the validity of the securities registered hereby. Thomas A. Ralph, Of Counsel of Dechert LLP, is a director of the Registrant and as of the date hereof beneficially owned 65,808 shares of the Registrant's Common Stock.

Item 6.     Indemnification of Directors and Officers.

Under the Pennsylvania Business Corporation Law of 1988, as amended (the "PBCL"), Pennsylvania corporations have the power to indemnify any person acting as a representative of the corporation against liabilities incurred in such capacity provided certain standards are met, including good faith and the belief that the particular action or failure to take action is in the best interests of the corporation. In general, this power to indemnify does not exist in the case of actions against any person by or in the right of the corporation if the person otherwise entitled to indemnification shall have been adjudged to be liable to the corporation unless a court determines that despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for expenses that the court deems proper. A corporation is required to indemnify representatives of the corporation against expenses they may incur in defending actions against them in such capacities if they are successful on the merits or otherwise in the defense of such actions. In all other cases, if a representative of the corporation acted, or failed to act, in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, indemnification is discretionary, except as may be otherwise provided by a corporation's bylaws, agreement, vote of shareholders or disinterested directors or otherwise. Indemnification so otherwise provided may not, however, be made if the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. Expenses (including attorney's fees) incurred in defending any such action may be paid by the corporation in advance of the final disposition of the action upon receipt of an undertaking by or on behalf of the representative to repay the amount if it is ultimately determined that he or she is not entitled to be indemnified by the corporation.

Section 1746 of the PBCL provides that the foregoing provisions shall not be deemed exclusive of any other rights to which a person seeking indemnification may be entitled under, among other things, any bylaws provision, provided that no indemnification may be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

The Registrant's By-Laws provide that the Registrant shall indemnify to the fullest extent permitted by applicable law any person who was or is a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was a director or officer of the Registrant, against all liability, loss and expense (including attorney's fees and amounts paid in settlement) actually and reasonably incurred by such person in connection with such proceeding, whether or not the indemnified liability arises or arose from any proceeding by or in the right of the Registrant. The Registrant's By-Laws also provide that expenses incurred by a director or officer in defending (or acting as a witness in) a proceeding may (and following a "change of control of the Company" shall) be paid by the Registrant in advance of the final disposition of such proceeding, subject to the provisions of applicable law, upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Registrant under applicable law. Additionally, the Registrant's By-Laws limit directors' personal liability for monetary damages for any action taken, or any failure to take any action, unless (i) the director has breached or failed to perform the duties of his or her office under the PBCL's standard of care and justifiable reliance provisions and (ii) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. However, these provisions do not apply to the responsibility or liability of a director pursuant to any criminal statute or the payment of taxes pursuant to local, state or federal law. The Registrant has purchased directors' and officers' liability insurance covering certain liabilities which may be incurred by the officers and directors of the Registrant in connection with the performance of their duties.

Item 7.     Exemption from Registration Claimed.

Not applicable.

Item 8.        Exhibits.

The following exhibits are filed herewith or incorporated by reference as part of this Registration Statement:

Exhibit Number	Description

3.1
Articles of Incorporation of Crown Holdings, Inc., as amended (incorporated by reference to Exhibit 3.a of the Registrant's Annual Report on Form 10-K for the year ended December 31, 2004 (File No. 000-50189)).

3.2	Amended and Restated By-Laws of Crown Holdings, Inc. (incorporated by reference to Exhibit 3.ii of the Registrant's Current Report on Form 8-K dated November 2, 2011 (File No. 000-50189)).

4.1	Crown Holdings, Inc. 2006 Stock-Based Incentive Compensation Plan (incorporated by reference to the Registrant's Definitive Proxy Statement on Schedule 14A dated March 24, 2006 (File No. 000-50189)).

4.2
Amendment No. 1, effective December 14, 2006, to the Crown Holdings, Inc. 2006 Stock-Based Incentive Compensation Plan (incorporated by reference to Exhibit 10.pp of the Registrant's Annual Report on Form 10-K for the year ended December 31, 2006 (File No. 000-50189)).

4.3
Amendment No. 2, effective July 28, 2010, to the Crown Holdings, Inc. 2006 Stock-Based Incentive Compensation Plan (incorporated by reference to Exhibit 10.1 of the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 2010 (File No. 000-50189)).

4.4	Crown Holdings, Inc. 2013 Stock-Based Incentive Compensation Plan (incorporated by reference to the Registrant's Definitive Proxy Statement on Schedule 14A dated March 18, 2013 (File No. 000-50189)).

5.1	Opinion of Dechert LLP (counsel to the Registrant) as to the legality of the securities being registered.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Dechert LLP (included in Exhibit 5.1).

24.1	Power of Attorney (contained on signature page hereto).

Item 9. Undertakings.
(a)    The undersigned Registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Philadelphia, Commonwealth of Pennsylvania, on this 13th day of May, 2013.
CROWN HOLDINGS, INC.
By: /s/ William T. Gallagher
William T. Gallagher
Senior Vice President,
Secretary and General Counsel

POWER OF ATTORNEY

KNOW TO ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John W. Conway, Thomas A. Kelly and William T. Gallagher, each and individually, his or her attorneys-in-fact, with full power of substitution and resubstitution, for him or her in any and all capacities, to sign any or all amendments or post-effective amendments to this Registration Statement and to file the same with the Securities and Exchange Commission, granting unto each of such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that each such attorney-in-fact, or his agent or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities indicated on the dates indicated.

Signature	Title

/s/ John W. Conway John W. Conway	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)

/s/ Thomas A. Kelly Thomas A. Kelly	Senior Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Kevin C. Clothier Kevin C. Clothier	Vice President and Corporate Controller

/s/ Jenne K. Britell Jenne K. Britell	Director

_______________ Arnold W. Donald	Director

/s/ William G. Little William G. Little	Director

/s/ Hans J. Löliger Hans J. Löliger	Director

_______________ James H. Miller	Director

_______________ Josef M. Müller	Director

/s/ Thomas A. Ralph Thomas A. Ralph	Director

/s/ Hugues du Rouret Hugues du Rouret	Director

/s/ Jim L. Turner Jim L. Turner	Director

_______________ William S. Urkiel	Director

EXHIBIT INDEX

Exhibit Number	Description

3.1
Articles of Incorporation of Crown Holdings, Inc., as amended (incorporated by reference to Exhibit 3.a of the Registrant's Annual Report on Form 10-K for the year ended December 31, 2004 (File No. 000-50189)).

3.2	Amended and Restated By-Laws of Crown Holdings, Inc. (incorporated by reference to Exhibit 3.ii of the Registrant's Current Report on Form 8-K, dated November 2, 2011 (File No.000-50189)).

4.1	Crown Holdings, Inc. 2006 Stock-Based Incentive Compensation Plan (incorporated by reference to the Registrant's Definitive Proxy Statement on Schedule 14A dated March 24, 2006 (File No. 000-50189)).

4.2
Amendment No. 1, effective December 14, 2006, to the Crown Holdings, Inc. 2006 Stock-Based Incentive Compensation Plan (incorporated by reference to Exhibit 10.pp of the Registrant's Annual Report on Form 10-K for the year ended December 31, 2006 (File No. 000-50189)).

4.3
Amendment No. 2, effective July 28, 2010, to the Crown Holdings, Inc. 2006 Stock-Based Incentive Compensation Plan (incorporated by reference to Exhibit 10.1 of the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 2010 (File No. 000-50189)).

4.4	Crown Holdings, Inc. 2013 Stock-Based Incentive Compensation Plan (incorporated by reference to the Registrant's Definitive Proxy Statement on Schedule 14A dated March 18, 2013 (File No. 00050189)).

5.1	Opinion of Dechert LLP (counsel to the Registrant) as to the legality of the securities being registered.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Dechert LLP (included in Exhibit 5.1).

24.1	Power of Attorney (contained on signature page hereto).